                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                       Registration Statement No.: 333-126661-04

$4.2BN JPMCC 2005-LDP5 "Large, Diversified Pool"

Loan Sellers:      JPMorgan (31.1%), Eurohypo (28.2%), Nomura (22.2%),
                       PNC (9.6%), IXIS (7.7%), AIG (1.3%)
Co-Lead Managers:  JPMorgan, Nomura
Co-Managers:       IXIS, PNC, Deutsche Bank, Merrill Lynch, Wachovia
Rating Agencies:   Moody's, S&P, Fitch

CLS   MDY/FTC/S&P     $FACE    WAL    CPN       $PX     YLD    MDUR    SPD
A1    Aaa/AAA/AAA    250.560   2.98  5.0350  100.2475  4.9237  2.69    S+11
A2FL  Aaa/AAA/AAA    200.000   4.55  4.4950  100.0000  4.5372  4.08  L+12.5
A2    Aaa/AAA/AAA    297.502   4.90  5.1980  100.4995  5.0891  4.22    S+24
ASB   Aaa/AAA/AAA    169.455   6.90  5.1692  100.4945  5.2004  5.62    S+31
A3    Aaa/AAA/AAA    171.451   7.08  5.2082  100.4972  5.2442  5.76    S+35
A4    Aaa/AAA/AAA  1,395.870   9.67  5.1792  100.4943  5.2503  7.40    S+30
AM    Aaa/AAA/AAA    419.702   9.96  5.2212  100.4962  5.2967  7.55    S+34
AJ    Aaa/AAA/AAA    299.038   9.96  5.3002  100.4958  5.3767  7.52    S+42
B     Aa1/AA+/AA+     26.231   9.96  5.3342  100.3778  5.4267  7.51    S+47
C     Aa2/AA /AA      73.448  10.03  5.3342  100.1581  5.4582  7.54    S+50
D     Aa3/AA-/AA-     41.970  10.05  5.3342   99.9321  5.4886  7.55    S+53
E      A1/A+ /A+      20.985  10.05  5.3342   99.6297  5.5286  7.54    S+57
F      A2/A  /A       52.463  10.05  5.3342   99.3285  5.5686  7.54    S+61
G      A3/A- /A-      36.724  10.05  5.3342   98.5059  5.6786  7.52    S+72
H    Baa1/BBB+/BBB+   52.463  10.05  5.3342   95.7286  6.0586  7.47   S+110
J    Baa2/BBB /BBB    41.970  10.05  5.3342   93.9544  6.3086  7.43   S+135
K    Baa3/BBB-/BBB-   62.955  10.05  5.3342   89.8610  6.9086  7.35   S+195

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
212-834-3813 (collect call) or emailing Avinash Bappanad at
bappanad_avinash@jpmorgan.com. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this
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